As filed with the Securities and Exchange Commission on August 10, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8969493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

188 East Blaine Street, Suite 200
Seattle, WA 98102
(Address of principal executive offices, including zip code)
Stand-Alone Inducement Stock Option Grant
(Full title of the plan)
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
188 East Blaine Street, Suite 200
Seattle, WA 98102
(206) 788-4545
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis
Michael Nordtvedt Bryan D. King	Paul Rickey
Wilson Sonsini Goodrich & Rosati,	Alpine Immune Sciences, Inc.
Professional Corporation	188 East Blaine Street, Suite 200
701 Fifth Avenue, Suite 5100	Seattle, Washington 98102
Seattle, Washington 98104	(206) 788-4545
(206) 883-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering Price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share, reserved for issuance pursuant to the Stand-Alone Inducement Stock Option Grant (the "Inducement Option")	160,000(2)	$10.29	$1,646,400	$179.62

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Inducement Grant being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Consists of the number of shares that may be issued and sold upon vesting and exercise of an option granted pursuant to the Registrant’s Stand-Alone Inducement Stock Option Grant, which was entered into between the Registrant and Zelanna Goldberg as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules for accepting employment with the Registrant.
(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $10.29 per share. The price of $10.29 per share represents the exercise price per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
This Registration Statement registers 160,000 shares of Common Stock that may be issued and sold upon vesting and exercise of an option granted under the Registrant’s Stand-Alone Inducement Stock Option Grant, which was entered into between the Registrant and Zelanna Goldberg as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules for accepting employment with the Registrant.
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Part I of this Registration Statement will be sent or given to Dr. Goldberg as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 18, 2021;
(2)All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (the "Act") of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
(3)The description of the Registrant’s common stock contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 18, 2021, and any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
The validity of the issuance of the shares of the Registrant’s Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. Certain members of, and investment partnerships comprised of members of, and persons associated with Wilson Sonsini Goodrich & Rosati, P.C. own shares of the Registrant’s capital stock, representing less than 1% of all outstanding shares of Registrant’s capital stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person, or a Covered Person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or a “proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffer and expenses (including attorney’s fees) reasonably incurred by such Covered Person.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The Registrant has and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended	10-K	001-37449	3.1	March 28, 2018

4.2	Amended and Restated Bylaws of the Registrant	10-K	001-37449	3.2	March 18, 2021

4.3	Form of Common Stock Certificate of the Registrant	10-K	001-37449	4.1	March 28, 2018

4.4+	Form of Stand-Alone Inducement Stock Option Grant

5.1+	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1+	Power of Attorney (contained on signature page hereto)

+	Filed herewith.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 10th day of August, 2021.

Alpine Immune Sciences, Inc.

By:	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell H. Gold, M.D. and Paul Rickey as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of Alpine Immune Sciences, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell H. Gold, M.D.	Chief Executive Officer and Executive Chairman of the Board of Directors	August 10, 2021
Mitchell H. Gold, M.D.	(Principal Executive Officer)

/s/ Paul Rickey	Senior Vice President and Chief Financial Officer	August 10, 2021
Paul Rickey	(Principal Accounting and Financial Officer)

/s/ Jay Venkatesan, M.D.	Director	August 10, 2021
Jay Venkatesan, M.D.

/s/ James N. Topper, M.D., Ph.D.	Director	August 10, 2021
James N. Topper, M.D., Ph.D.

/s/ Robert Conway	Director	August 10, 2021
Robert Conway

/s/ Peter Thompson, M.D.	Director	August 10, 2021
Peter Thompson, M.D.

/s/ Natasha Hernday	Director	August 10, 2021
Natasha Hernday

/s/ Christopher Peetz	Director	August 10, 2021
Christopher Peetz

/s/ Xiangmin Cui, Ph.D.	Director	August 10, 2021
Xiangmin Cui, Ph.D.